EXHIBIT 21.1

Subsidiaries of the Registrant

SAVVIS Communications Corporation

SAVVIS Communications International, Inc.

SAVVIS Federal Systems, Inc.

SAVVIS Australia Pty Ltd.

SAVVIS Communications International, Inc.-Registered Branch (Korea)

SAVVIS Communications KK

SAVVIS Communications Private Limited

SAVVIS Europe B.V.

SAVVIS Europe B.V-Registered Branch (Greece)

SAVVIS Europe B.V.-Registered Branch (Norway)

SAVVIS Europe B.V.-Registered Branch (Spain)

SAVVIS Europe B.V., The Netherlands, filial Sweden

SAVVIS France S.A.S.

SAVVIS German GmbH

SAVVIS Hong Kong Ltd.

SAVVIS Italia S.r.l.

SAVVIS Malaysia Sdn. Bhd.

SAVVIS New Zealand Limited

SAVVIS Singapore Company Pte.

SAVVIS Signapore Company Representative Office (Vietnam)

SAVVIS (South Africa) (Proprietary) Limited

SAVVIS Switzerland A.G.

SAVVIS Taiwan Limited

SAVVIS Thailand Limited

SAVVIS U.K. Limited